EXHIBIT 99(a)


                                                                  XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda
                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280

NEWS RELEASE

IMMEDIATE

Contact:          Gavin R. Arton                Roger R. Scotton
                  Investor Relations            Media Relations
                  441-294-7104                  441-294-7165


                           XL CAPITAL PRICES ISSUE OF
                           PREFERENCE ORDINARY SHARES

HAMILTON, Bermuda (August 9, 2002) - XL Capital Ltd ("XL") (NYSE: XL) announced today that it has agreed to sell 8,000,000 8% Series A preference ordinary shares pursuant to XL's currently effective shelf registration statement (plus up to an additional 1,200,000 preference shares issuable upon exercise of the underwriters' overallotment option). The preference shares are being issued at an initial price to the public of $25.00 per share and will not be exchangeable for or convertible into ordinary shares of XL. The managing underwriters for XL's preference share offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., as joint book-runners.

The net proceeds from the sale of the preference shares will be used for general corporate purposes, including, without limitation, payment for any Liquid Yield Option(TM) Notes put to XL on September 7, 2002 by the holders thereof.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2002, XL Capital Ltd had consolidated assets of approximately $31.2 billion and consolidated shareholders' equity of approximately $5.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the preference ordinary shares or any other securities, nor will there be any sale of the preference ordinary shares or any other securities in any state or jurisdiction in which such offer, solicitation

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or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE INHERENT RISKS AND UNCERTAINTIES. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT XL'S BELIEFS, PLANS OR EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT PLANS, ESTIMATES AND EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS AND THEREFORE YOU SHOULD NOT PLACE UNDUE RELIANCE ON THEM. A NON-EXCLUSIVE LIST OF OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS IS SET FORTH IN XL'S MOST RECENT ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORT ON FORM 10-Q AND XL'S OTHER DOCUMENTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. XL UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.

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